EXHIBIT 10.15


                               CE FACILITY LEASE

      This Lease Agreement (this "Lease") is made this 23rd day of February,1998, by and between Lockheed Martin Corporation, a Maryland corporation ("Landlord"), and Benchmark Electronics, Inc., a Texas corporation ("Tenant").

                             W I T N E S S E T H:
                             - - - - - - - - - -

      WHEREAS, Landlord is the owner of the real property and an office building consisting of approximately 250,000 square feet, located within the Pope Technical Park in Hillsborough County, New Hampshire, commonly known as Building #2, 65 River Road, Hudson, New Hampshire 03051 (the "Premises"), a map of which is attached hereto as Exhibit A;

      WHEREAS, pursuant to the terms of the Purchase Agreement between Landlord and Tenant dated as of January 22, 1998 (together with all Exhibits, Schedules and Attachments thereto, the "Purchase Agreement"), Tenant has agreed to lease the Premises from Landlord on the terms and conditions set forth in this Lease; and

      NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein and contained in the Purchase Agreement, the parties agree as follows:

                                   ARTICLE I
                                     TERM

      Section 1.01 Term. The term (the "Prime Term") of this Lease shall commence on the date hereof (the "Commencement Date") and shall continue for a period of two years thereafter (the "Expiration Date").

      Section 1.02 ADDITIONAL TERM. In the event that Tenant shall desire to extend this Lease at the end of the Prime Term, Tenant shall be permitted to extend this Lease for one additional term for a period of up to four years following the expiration of the Prime Term (the "Additional Term"). Tenant shall provide Landlord written notice of the intent to lease the Premises for the Additional Term at least 90 days before the expiration of the Prime Term. Upon receipt of such written notice by Landlord, Landlord and Tenant shall negotiate in good faith a lease for the Premises for the Additional Term on terms and conditions consistent with the general market for the lease of commercial facilities of the type, location and size of the Premises at that time (the "General Market Rate"). Notwithstanding the foregoing, in the event that despite such good faith negotiations Landlord and Tenant are unable

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to agree on the General Market Rate for the Additional Term, the General Market
Rate shall be determined in accordance with the provisions of Section 1.03 below.

      Section 1.03.     APPRAISAL.

      (a) In the event that Landlord and Tenant cannot agree on the General Market Rate within 60 days of the Expiration Date, then either party may invoke its right to appraisal as set forth in this Section 1.03.

      (b) To invoke its right to appraisal, the invoking party (the "Invoking Party") shall send written notice to the other party (the "Non-Invoking Party") stating that it is invoking its right to appraisal and naming an appraiser with substantial experience in commercial real estate matters in the general area in which the CE Facility is located, who shall be a member of the Appraisal Institute or some other comparable organization. Within 10 days after such notice, the Non-Invoking Party shall name an appraiser who is also so qualified and shall provide the Invoking Party with written notice of the same. Within 10 days thereafter, the two appraisers so selected (the "First Appraisers") shall select a third appraiser (the "Outside Appraiser").

      (c) The appraisers (the First Appraisers and the Outside Appraiser) shall attempt to determine the General Market Rate for the Premises. In making such determination, the appraisers shall take into account that the Additional Rent set forth in Section 3.02 of this Lease shall continue without interruption. In the event that the First Appraisers are unable to determine a single General Market Rate within 20 days after the date the Outside Appraiser was selected, each of the First Appraisers shall set his or her own General Market Rate. In the event that the General Market Rate determined by either of the First Appraisers is within 10% (a "Close Appraisal") of the General Market Rate established by the Outside Appraiser (the "Outside Appraisal"), the average of the Close Appraisal or the Close Appraisals, as the case may be, and the Outside Appraisal shall be the General Market Rate. In the event that neither appraisal by the First Appraisers is a Close Appraisal, the General Market Rate shall be
(i) the Outside Appra.isal if it falls between the other two appraisals, (ii) the average of the Outside Appraisal and the lower of the other two appraisals if the outside Appraisal is lower than both of the other two appraisals, and
(iii) the average of the Outside Appraisal and the higher of the other two appraisals if the Outside Appraisal is higher than both of the other two appraisals. The General Market Rate so determined shall be conclusive and binding upon the parties.

      (d) Each party shall bear all of the costs and expenses of the appraiser selected by it and the parties shall share equally the costs of the outside Appraiser.

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                                  ARTICLE II
                                 THE PREMISES

      Section 2.01 USE OF PREMISES. Tenant may use and occupy the Premises during the term of this Lease for offices or light manufacturing and for no other purposes except with the prior written consent of Landlord, provided that any such use of the Premises shall at all times comply in all material respects with all applicable laws and regulations, including zoning and land use laws and regulations.

      Section 2.02 ACCESS, UTILITIES, AND PARKING. Landlord shall provide Tenant with adequate rights (i) of ingress and egress from a publicly dedicated road to the Premises and (ii) to public utilities in order to operate the Premises in the manner currently being utilized. Additionally, Tenant shall be entitled to the use of the parking lots located within the Premises sufficient to accommodate (i) those employees that work for Lockheed Commercial Electronics Company immediately prior to the Commencement Date and (ii) a reasonable number of additional employees that may be employed by Tenant at the Premises in the future.

      Section 2.03 SERVICES PROVIDED BY LANDLORD. Landlord shall provide Tenant electric power, water, sewer, fire protection (consisting only of sprinklers, fire extinguishers and smoke detectors), outside maintenance services (including plowing for the roads and parking lots of the Premises) for the Premises, in the manner that these services have been supplied to Lockheed Commercial Electronics Company by Landlord prior to the execution of this Lease. Tenant shall reimburse Landlord for expenses incurred in providing these services pursuant to the terms of Section 3.02.

      Section 2.04 SERVICES NOT PROVIDED BY LANDLORD. Tenant, at its own expense, shall be responsible for plant engineering services (including, but not limited to, procuring heating and air conditioning maintenance and repair, ordinary interior repair, maintenance and security for the Premises), janitorial services, trash removal and interior window washing for the Premises.

                                  ARTICLE III
                                     RENT

      Section 3.01 BASE RENT. Tenant shall pay Landlord $382,000 per year as rent for the Premises during the Prime Term in equal, consecutive, monthly installments of $31,834 (the "Prime Term Rent"). The first monthly payment of the Prime Term Rent shall be due and payable on the Commencement Date. Each subsequent payment of the Prime Term Rent shall be due and payable on the same calendar day of each month for the term of this Lease. In the event any such Prime Term Rent shall not have been paid by the close of business on the fifth calendar day following the due date

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for such Prime Term Rent, Tenant shall pay to Landlord a late fee equal to 5% of the overdue amount.

      Section 3.02 ADDITIONAL RENT. Tenant shall pay as additional rent the costs associated with real property taxes, casualty and liability insurance policies, and the services provided by Landlord pursuant to Section 2.03 for the Premises (the "Additional Rent"). The Additional Rent shall be pro rated based on Tenant's percentage occupancy of the Premises. Tenant acknowledges that for the purposes of this Lease, Tenant shall be deemed to occupy 74% of the Premises for so long as a portion of the Premises is subleased pursuant to that certain sublease between Tenant (as Sublessor) and Sanders, a Lockheed Martin Company ("Sanders") and a division of Landlord (as Sublessee) dated of even date herewith (the "Sublease"). If at any time during the term of this Lease Sanders ceases to occupy a portion of the Premises pursuant to the Sublease, then Tenant shall be deemed to occupy 100% of the Premises for the purposes of calculating the Additional Rent pursuant to this Section 3.02. Notwithstanding any provision of this Section 3.02 to the contrary, Tenant shall also pay as Additional Rent 89% of the cost of electric power for the Premises during the term of this Lease on the condition that Sanders occupies a portion of the Premises under the Sublease. In the event Sanders does not occupy a portion of the Premises, pursuant to the Sublease, at any time during the term of this Lease, then Tenant shall pay 100% of the cost of electric power for the Premises. The provisions of the preceding sentence shall be altered by agreement of the parties, if accomplishing the foregoing presents unreasonable difficulties under, or is otherwise required by, applicable State of New Hampshire utilities laws. Any such Additional Rent shall be due and payable within 10 days of receipt by Tenant of a written request for payment thereof and reasonable documentation regarding such Additional Rent.

                                  ARTICLE IV
                                     SIGNS

      Section 4.01 SIGNS. Tenant shall have the right, at its expense, to maintain within or on the exterior of the Building, or at its entrance to the Premises, such signs, directories or marquees as shall serve to identify Tenant and to direct guests to Tenant's place of business. Such signs, directories, or marquees shall be subject to Landlord's approval, which shall not be unreasonably withheld. Landlord agrees to identify Tenant prominently, at Tenant's expense, by a sign located at the entrance to the Premises as soon as reasonably practicable after the Commencement Date, such sign to be of a design mutually approved by Landlord and Tenant and subject to compliance with local zoning ordinances.

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                                  ARTICLE V
                           TRANSFER AND SUBLETTING

      Section 5.01 TRANSFER AND SUBLETTING. Tenant shall not sublet, assign, transfer, vacate or in any manner dispose of the premises or any part thereof for all or any part of the term of this Lease, other than pursuant to the Sanders Sublease, without the prior written consent of Landlord. Notwithstanding the above, Tenant may assign this Lease to Lockheed Commercial Electronics company its successors and assigns, without first obtaining the prior written consent of Landlord. In the event Tenant assigns this Lease to Lockheed Commercial Electronics Company, Tenant shall remain at all times liable for any amounts owed to Landlord pursuant to this Lease.

                                  ARTICLE VI
                            SURRENDER OF PREMISES

      Section 6.01 SURRENDER OF PREMISES. On the Expiration Date, Tenant shall peaceably surrender the Premises in its current condition, reasonable wear and tear excepted, and ensure that the Premises are broom clean. Prior to the Expiration Date, Tenant shall remove from the Premises all Hazardous Substances (as defined in Section 13.01) used within, in, or as part of its business that were placed in or on the Premises on or after the Closing Date. However, nothing in this Lease shall require either Landlord or Tenant to remove asbestos containing building materials present upon the Premises prior to the Commencement Date. Any personal property left upon the Premises on the Expiration Date shall be deemed to be abandoned by Tenant.

                                 ARTICLE VII
                               SALE OF PREMISES

      Section 7.01 COOPERATION BETWEEN PARTIES. Tenant acknowledges that Landlord may actively market the Premises for sale to a third party at any time during the Prime Term or tine Additional Term of this Lease.

                                 ARTICLE VIII
                           IMPROVEMENTS TO PREMISES

      Section 8.01 ALTERATIONS AND ADDITIONS. Tenant shall not make any alterations, additions, or improvements over $25,000 to the Premises without the prior written consent of Landlord. In no event shall any structural change or any change or modification to the structure of the Premises' heating, electrical, or plumbing services be undertaken by Tenant or an employee or agent of Tenant Without Landlord's prior written consent. Any approved alterations, additions, or improvements, shall. be done in accordance with the applicable county, city and State laws and

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ordinances and building and zoning rules and regulations. Tenant hereby expressly assumes full responsibility for all damages and for injuries which may result to any person or property by reason of or resulting from said alterations, additions, or improvements, and shall hold Landlord harmless with respect thereto, except with respect to those injuries and damages arising out of Landlord's fault or negligence. On the Expiration Date, all alterations, additions, and improvements to the Premises shall become the property of Landlord.

      Section 8.02 APPROVAL OF LANDLORD REQUIRED. No such alterations, additions or improvements over $25,000 may be commenced in the Premises, until Tenant has prepared or had prepared plans and specifications for the work and obtained Landlord's written approval therefor.

      Section 8.03 PAYMENT BY TENANT. Tenant shall pay, when due, any and all sums of money that may be due for any labor services, materials, supplies or equipment alleged to have been furnished or to be furnished to or for Tenant in, on, or about the Premises and which may be secured by any mechanics, material or other liens against the Premises or of Landlord's interest therein, and Tenant shall cause each such lien to be fully discharged and released at the time the performance of any obligation secured by any such lien matures or becomes due. Landlord reserves the right at any or all times to alter the Premises or add thereto so long as it does not have an adverse effect on Tenant's right to quiet enjoyment of the Premises.

                                  ARTICLE IX
                                  LIABILITY

      Section 9.01 LIABILITY. Landlord in no event shall be liable for, and Tenant shall indemnify and hold harmless Landlord from, any damage or injury to Tenant or any agent or employee of Tenant including, without limitation, business invitees and contract laborers, or to any person or persons coming upon the Premises in connection with the occupancy by Tenant of the Premises, or to any goods, chattels or other property of Tenant, or any other person or persons which may during the term of this Lease be located in the Premises, unless Landlord was responsible for such injury through Landlord's own negligence or intentional act. Landlord shall not be liable for, and Tenant shall indemnify and hold harmless Landlord from, any damage to Tenant's personal property and to personal property of others in Tenant's possession or under Tenant's care and control located within the Premises whether such damage is caused or contributed to by fire, water, rain, snow, breakage of pipes, Acts of God, leakage, or in the event that such damage is due to the fault or negligence of Tenant, its agents or employees, business invitees, and contract laborers, unless Landlord was responsible for such damage through Landlord's own negligence or intentional act. Tenant shall carry insurance to cover damage by fire or other casualty to Tenant's personal property.

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                                  ARTICLE X
                                  INSPECTION

      Section 10.01 LANDLORD'S INSPECTION. Upon prior notice, Landlord and persons designated by Landlord have the right to enter the Premises at reasonable hours to examine the same and to do such work as Landlord is obligated to do under the terms of this Lease, or to do such work as Landlord shall deem necessary for the safety or preservation of the Premises; provided however, that the same shall not interfere unreasonably with the conduct of Tenant's business.

      Section 10.02 OUIET ENJOYMENT. Subject to the terms of this Lease, Landlord covenants that if Tenant pays the rent pursuant to Section 3.01 and the Additional Rent, performs all of its obligations provided for hereunder and observes all of the other provisions hereof, Tenant shall at all times during the Prime Term peaceably and quietly have, hold and enjoy the Premises, without any interruption or disturbance from Landlord.

                                  ARTICLE XI
                               INDEMNIFICATION

      Section 11.01 INDEMNIFICATION. Tenant shall defend and indemnify Landlord and agrees to hold Landlord harmless from any injury, cost or damage to Landlord or Landlord's agents or employees and from any and all liability for injury to third persons or damage to the property of third persons, including expenses, and reasonable counsel fees occurring by reason of any negligent or unlawful acts or omissions of Tenant, Tenant's agents, consultants, contract laborers and invitees or employees.

      Section 11.02. ENVIRONMENTAL INDEMNIFICATION. Tenant shall defend and indemnify Landlord and agrees to hold Landlord harmless from any and all Damages (as defined below) arising during or after the term of this Lease from or in connection with the use, storage, generation, disposal, discharge, release or emission of Hazardous Substances (as defined in Section 13.01) in, on or about the Premises by Tenant, Tenant's agents, employees, contractors or invitees. This indemnification shall expressly include, without limitation, any and all such Damages due to any Remedial Action (as defined below), and shall survive indefinitely after the expiration or termination of this Lease.

      For the purposes of this Section 11.02, "Damages" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including, without limitation, reasonable costs, fees and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and any other agents or representatives of such person (with such amounts to be determined net of any

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resulting tax benefit and net of any refund or reimbursement of any portion of such amounts, including, without limitation, reimbursement by way of insurance, third party indemnification or the inclusion of any portion of such amounts as a cost under Government Contracts), but specifically excluding (i) any costs incurred by or allocated to Landlord with respect to time spent by employees of Landlord or any of its affiliates, (ii) any consequential, exemplary or punitive damages and (iii) the decrease in the value of any asset to the extent that such valuation is based on a use of such asset other than its use as of the commencement Date.

      For the purposes of this section 11.02, "Remedial Action(s)" means the investigation, clean-up or remediation of contamination or environmental degradation or damage caused by, related to or arising from the generation, use, handling, treatment, storage, transportation, disposal, discharge, release, or emission of Hazardous Substances, including, without limitation, investigations, response and remedial actions under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, corrective action under the Resource Conservation and Recovery Act of 1976, as amended, and clean-up requirements under similar state Environmental Laws (as defined in Section 13.01).

                                 ARTICLE XII
                                 MAINTENANCE

      Section 12.01 MAINTENANCE OF PREMISES. Tenant agrees to maintain the Premises, including the heating and electrical systems for the Premises, in substantially the same condition as they are on the Commencement Date, reasonable wear and tear, and damage by fire and other casualty excepted, acknowledging that the Premises are now in good condition. Tenant shall not permit the Premises to be overloaded, damaged, stripped or defaced, nor suffer any waste.

                                 ARTICLE XIII
                             ENVIRONMENTAL SAFETY

      Section 13.01 HAZARDOUS SUBSTANCES. Tenant shall not cause or permit any Hazardous Substances (as defined below) to be used, stored, generated or disposed of in, on or about the Premises by Tenant, its agents, employees, contractors or invitees, except for such Hazardous Substances as are normally utilized in an office or light manufacturing environment. Any such Hazardous Substances permitted on the Premises as hereinabove provided, and all containers therefor, shall be used, kept, stored and disposed of in a manner that complies with all Environmental Laws. Tenant shall not discharge, release or emit Hazardous Substances on or about the Premises so as to pollute or contaminate air, soil (including

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sediment and subsurface soil), or water (including groundwater). Any testing, control, or treatment of discharges, releases or emissions of Hazardous Substances required as a result of Tenant's use and occupancy of the Premises shall be solely the responsibility of Tenant, and costs incurred by Landlord in effecting any such tests, controls, or treatment shall be reimbursed by Tenant to Landlord upon demand as Additional Rent. Landlord reserves the right to enter upon the Premises at any time throughout the term of this Lease to assure compliance with this Section 13.01.

      For the purposes of this Section 13.01 and Sections 6.01 and 11.02, "Hazardous Substances" means substances defined as "hazardous substances," "hazardous materials," "hazardous wastes," "pollutants," or "contaminants," and any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste, or material, including, without limitation, asbestos and petroleum, its derivatives, by-products and other hydrocarbons, in each case as regulated under any Environmental Law.

      For the purposes of this Section 13.01 and Section 11.02, "Environmental Laws" means any and all past, present or future federal, state, local and foreign statutes, laws, regulations, ordinances, judgments, orders, codes, injunctions, judicial decisions, permits or governmental restrictions or agreements with an governmental authorit which relate to the environment, human health and safety, or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials or which impose liability for or standards of conduct concerning the manufacture, processing, generation, distribution, use; treatment, storage, disposal, cleanup, transport or handling of Hazardous Substances including, the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendment and Reauthorization Act of 1984, as amended, the Toxic Substances Control Act, as amended, any other so-called "Superfund" or "Superlien" law, and the Occupational Safety and Health Act of 1970, as amended.

                                   ARTICLE XIV
                                     BREACH

      Section 14.01 BREACH OR DEFAULT BY TENANT. Any breach by Tenant of any conditions of this Lease, other than payment of the rent pursuant to Section 3.01, may be cured by Landlord for the account of and at the expense of Tenant, and any sums so advanced shall be paid to Landlord 14 days after Landlord provides Tenant of notice thereof. Further, if Tenant shall fail to pay the rent pursuant to Section 3.01 or the Additional Rent within 14 days after being due and receiving a written demand therefor, Landlord shall have the right to recover the rent owed (together with any applicable late fee) and to reenter and take possession of the

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Premises and cancel and annul the remainder of this Lease. If Tenant defaults in any condition or covenant of the Lease or in performing the same, and fails to correct such default within 14 days of receiving the written notice of Landlord thereof, Landlord may, at its option, terminate this Lease; provided that such default is a default that by its nature is curable within such 14- day period.

      Section 14.02 BREACH OR DEFAULT BY LANDLORD. If Landlord defaults in any condition or covenant of the Lease or in performing the same, and fails to correct such default within 14 days of receiving written notice of Tenant thereof, Tenant may, at its option, terminate this Lease on the condition that such default is by its nature curable within such 14-day period.

                                  ARTICLE XV
                                    TAXES

      Section 15.01 REALTY TAXES. Landlord shall pay all real property taxes which have been or may be assessed by any lawful authority against the Premises. Tenant shall reimburse Landlord for the real property taxes related to the Premises as Additional Rent as provided for in Section 3.02.

      Section 15.02 PERSONAL PROPERTY TAXES. Tenant shall be liable for the payment of all taxes levied against any of Tenant's personal property or trade fixtures placed in, on, or about the Premises, including, without limitation, the shelves, counters, vaults, vault doors, wall safes, partitions, machinery, and electrical or electronic equipment. If Landlord is required to pay any of such taxes, Tenant upon demand shall promptly reimburse Landlord therefor.

                                 ARTICLE XVI
                                  INSURANCE

      Section 16.01 LIABILITY INSURANCE. From the Commencement Date until the expiration of this Lease, Tenant shall carry and keep.in full force and effect at all times for the protection of Landlord and Tenant, comprehensive general liability insurance for bodily injury, death' and damage to the property of others, including Tenant's legal liability for damage to the Premises and blanket contractual liability, with respect to all business conducted from the Premises and the use and occupancy thereof, including the activities, operations and work conducted or performed by Tenant, by any other person on behalf of Tenant, by those for whom Tenant is in law responsible, and by any other person on the Premises and/or accessing the recreational facilities, with minimum limits of coverage of at least $1,000,000 for each occurrence of property damage and bodily injury with an aggregate of $3,000,000. Notwithstanding the foregoing, Landlord shall have the right to require Tenant to increase the minimum

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limits of coverage set forth above, from time to time, to the standard limits of coverage required for comparable property in the Hudson, New Hampshire area.

      Section 16.02 FIRE AND CASUALTY INSURANCE. Tenant shall obtain and maintain in full force and effect at all times insurance policies against fire, theft, vandalism, malicious mischief, leakage and such additional perils as now are or hereafter may be included in a standard extended coverage endorsement from time to time in general use in the Hudson, New Hampshire area, insuring all of the improvements comprising the Premises, as well as Tenant's improvements in the Premises, in an amount equal to not less than the full replacement value thereof.

      Section 16.03 POLICY REQUIREMENTS. All insurance policies carried by Tenant pursuant to this Article XVI, and any other insurance policies carried by Tenant with respect to the Premises, shall: (i) be designated as "Primary" and be issued in form acceptable to Landlord by good and solvent insurance companies licensed to do business in the State of New Hampshire and reasonably satisfactory to Landlord; (ii) name Landlord and any other parties in interest, from time to time designated by notice from Landlord to Tenant, as an additional insured; (iii) provide for at least 30 days prior written notice to Landlord of any cancellation or material alteration of such policy or of any defaults thereunder; (iv) contain an express waiver of any right of subrogation by the insurance company against Landlord and Landlord's employees and agents; (v) contain an automatic increase in insurance endorsement providing appropriate inflation protection; and (vi) have such other form and content as Landlord may reasonably require. On the commencement Date, Tenant shall provide Landlord with a Certificate of Insurance reciting the foregoing as evidence of such coverage.

                                 ARTICLE XVII
                        BANKRUPTCY, WAIVER OR DEFAULT

      Section 17.01 BANKRUPTCY, WAIVER OR DEFAULT. In the event Tenant files a voluntary petition in bankruptcy, makes assignment for the benefit of creditors, or is adjudged a bankrupt, or if a receiver, trustee or custodian is appointed for Tenant by any court, or if Tenant files any petition for relief under any section of the bankruptcy laws of the United States now in force or hereafter enacted, or if Tenant takes advantage of any insolvency act, or if the interest of Tenant shall be sold under any execution or other legal process issued out of any court, or if Tenant shall abandon or vacate the Premises during the term of this Lease, or if Tenant shall breach any promise or covenant herein, then in any such event it shall be lawful for Landlord at any time thereafter, at its option upon 10 days written notice to Tenant, to re-enter said premises and again have possession thereof and occupy the same as if this Lease had not been made, and thereupon this Lease shall cease and become null and void.

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                                ARTICLE XVIII
                                SUBORDINATION

      Section 18.01 SUBORDINATION. This Lease shall be subject and subordinate to any and all mortgages, deeds of trust and other instruments in the nature of a mortgage, now or at any time hereafter recorded, other than the Mortgage and Promissory Note dated July 28, 1982 between Hi-Tension Realty Corporation, Mortgagor, and Ernest Chalifoux, Ethel Chalifoux and Mildred Chalifoux, Mortgagees, which Landlord has represented and does represent to Tenant is invalid, and Tenant shall, when requested, promptly execute and deliver such written instruments as shall be necessary to show the subordination of this Lease to said mortgages, deeds of trust or other such instruments in the nature of a mortgage. Notwithstanding anything in this Lease to the contrary, a condition precedent to the effectiveness of the subordination described in this paragraph, shall be that the holder of any mortgage, ground lease or other security instrument to which this Lease is to be subordinated or to whom Tenant is to attorn, shall agree pursuant to a written agreement (hereinafter referred to as a "Non-Disturbance Agreement") delivered to Tenant, that (i) so long as Tenant is not in default under this Lease (beyond any period given to Tenant hereunder to cure such default), Tenant's use and occupancy of the Premises and its rights under this Lease shall not be disturbed or affected by the termination of such ground or underlying lease prior to the expiration or termination of this Lease or by any foreclosure or other action (or by the delivery or acceptance of a deed or other conveyance or transfer in lieu thereof) which may be instituted or undertaken in order to enforce any right or remedy available to the holder of such instrument, (ii) Tenant shall not be named as a party defendant in any foreclosure, summary or any other action commenced by any such ground or underlying lessor or secured party, and (iii) any party succeeding to the interest of Landlord as a result of any such enforcement action or otherwise shall be bound to Tenant, and Tenant shall be bound to it, under all of the terms, covenants and conditions of this Lease with the same force and effect as if such party were the original Landlord under this Lease. Landlord covenants and agrees that it will obtain and deliver to Tenant a Non-Disturbance Agreement in accordance with the foregoing provisions from the then holder(s) of any mortgage, deed of trust, ground lease or other security instrument affecting the Premises on or before the date the Premises are ready for occupancy, failing which tenant may, at its option, terminate this Lease whereupon any prepaid rent or other prepaid charges or deposits paid by Tenant to Landlord shall be immediately refunded.

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                                 ARTICLE XIX
                                MISCELLANEOUS

      Section 19.01 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given:

      if to Landlord:

            Lockheed Martin Corporation
            6801 Rockledge Drive
            Bethesda, Maryland 20817

            Attention:     Senior Vice President and
                           Chief Financial Officer

            Facsimile:     (301) 897-6083

      with a copy to:

            Lockheed Martin Corporation
            6801 Rockledge Drive
            Bethesda, Maryland 20817

            Attention:     Senior Vice President and
                           General Counsel

            Facsimile:     (301) 897-6791

      and

            Miles & Stockbridge P.C.
            10 Light Street
            Baltimore, Maryland 21202
            Attention:     Glenn C. Campbell
            Facsimile:     (410) 385-3700

      if to Tenant:

            Benchmark Electronics, Inc.
            3000 Technology Drive
            Angleton, Texas 77515
            Attention:     President and Chief
                           Executive Officer
            Telecopy:   (409) 848-5269

      with a copy to:

            Bracewell & Patterson, L.L.P.
            2900 South Tower Penzoil Place
            Houston, Texas 77002
            Attention:     John R. Brantley
            Facsimile:     (713) 221-1212

or to such addresses or telecopy numbers and with such other copies, as such party may hereafter specify for the purpose of notice to the other parties. Each such notice, request or other communication shall be effective (I) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 19.01 and evidence of receipt is received or (ii) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 19.01.

      Section 19.02 EMINENT DOMAIN. If the whole or any part of the Premises shall be taken by public authority under the power of eminent domain, then the term of this Lease shall cease on the part so taken from the day that possession of that part shall be required for any purpose by said public authority, and the rent and the Additional Rent shall be paid up to that day, and if such portion of the Premises are so taken as to, in Tenant's opinion, destroy the usefulness of the Premises for the purpose for which the Premises were leased, then, from that day, Tenant shall have the right either to terminate this Lease and declare the same null and void, or to continue in the possession of the remainder of the same under the terms herein provided, except that the rent shall be reduced in proportion to the amount of the Premises taken based on the value of the portion taken to the value of the remaining part. All damages awarded for such taking shall belong to and be the property of Landlord, including such damages as shall be awarded as compensation for diminution in value to the leasehold, provided, however, that Landlord shall not be entitled to any portion of the award made to Tenant for Tenant's furnishings or Tenant's business relocation expenses.

      Section 19.03 DESTRUCTION OF PREMISES. If, during the term of this Lease, the Premises are totally or partially destroyed from any cause, rendering the Premises totally or partially inaccessible or unusable, Landlord shall restore the destruction if the restoration can be made under the existing laws and can be completed within 120 working days after the destruction. Such destruction shall not terminate the Lease. During the period that the Premises are being restored Tenant shall neither pay nor owe the rent pursuant to either Section
3.01 or the Additional Rent to Landlord. If the restoration cannot be made within 120 days, then within 10 days after such destruction Tenant or Landlord can terminate this Lease immediately by giving written notice and neither party shall have any further obligation to the other with respect to this Lease.

      Section 19.04 ENTIRE AGREEMENT. Except as otherwise expressly contemplated by the Purchase Agreement, this Lease and the Purchase Agreement contain all representations, understandings, agreements and commitments of Landlord and Tenant. The Lease between Lockheed Sanders, Inc. and CE dated September 26, 1987, as amended and any other written or oral statements or promises of any type whatsoever shall be null and void and of no effect whatsoever in the interpretation of this Lease.

      Section 19.05 APPLICABLE LAW; JURISDICTION. This Lease shall be construed in accordance with the laws of the State of New Hampshire without reference to the conflicts of laws principles thereof. The forum for any disputes arising hereunder shall be a court of competent jurisdiction sitting in the State of New Hampshire, and by executing this Lease, Landlord and Tenant consent to such jurisdiction.

      IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed on the date first above written.

                                    LANDLORD:

                                    LOCKHEED MARTIN CORPORATION


                                    By:__________________________(SEAL)
                                          Name:
                                          Title:


                                    TENANT:

                                    BENCHMARK ELECTRONICS, INC.


                                    By:___________________________(SEAL)
                                          Name:
                                          Title:

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                        [PICTURE OF LAYOUT OF PROPERTY]